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                                                                       EXHIBIT 2
                                   E-SYSTEMS

 VICE PRESIDENT

January 23, 1995

PERSONAL & CONFIDENTIAL
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Mr. Peter D'Angelo
Vice President and Chief Financial Officer
Raytheon Company
141 Spring Street
Lexington, MA 02173

Dear Peter:

  You have requested information from E-Systems, Inc. ("E-Systems" or the "Company") in connection with our mutual consideration of a possible business combination (the "Possible Transaction"). The Evaluation Materials (as defined below) will be provided to you exclusively for the purpose of evaluating your interest in the Possible Transaction. This letter confirms the agreement (the "Agreement") between E-Systems and Raytheon Company and based on the following terms and conditions we are willing to make such information available to you:

DISCLOSURE OF EVALUATION MATERIALS

  As a condition to E-Systems furnishing Evaluation Materials to you, we are requiring that you agree, as set forth below, to treat confidentially such information that either E-Systems, Bear, Stearns & Co. Inc. ("Bear Stearns"), or either of our representatives or agents furnish to you in connection with the Possible Transaction involving the Company, whether furnished orally or in writing (whatever the form or data storage medium) or gathered by inspection and regardless of whether specifically identified as confidential, together with analyses, compilations, studies or other documents prepared by you, or by your agents, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the "Evaluation Materials"). You recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to the Company if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

  The term "Evaluation Materials" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, or (iii) has been independently developed by you and not derived from the Evaluation Materials.

INTERIM RESTRICTIONS ON DISCLOSURE

  Until such time as you receive a specific written consent, given pursuant to this paragraph of this Agreement signed by the Company specifically permitting you to disclose the information covered by this Agreement to non-employees of your company such as your representatives, agents, advisors, attorneys and other experts (except Bear Stearns), you will not disclose the fact that discussions or negotiations are contemplated, are taking place or have taken place concerning the Possible Transaction between you and the
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Company, the Evaluation Materials, or the existence or contents of this
Agreement to anyone other than Bear Stearns, your full-time employees, officers and directors who have a need to know such information solely for the purpose of evaluating the Possible Transaction between you and the Company.

USE OF EVALUATION MATERIALS

  You agree not to use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating the Possible Transaction. You agree that the Evaluation Materials will be kept completely confidential by you and your representatives; provided, however, that (i) any of such information may be disclosed to those of your directors, officers, employees (and, after receipt of the consent referenced in the Interim Restrictions on Disclosure paragraph set forth above, agents and representatives) who need to know such information solely for the purpose of evaluating the Possible Transaction between you and the Company (it being understood that such directors, officers, employees, agents and representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each agree to treat such information confidentially in accordance with this Agreement), and (ii) any other disclosure of such information may be made if E-Systems consents in writing prior to any disclosure. Without limiting the generality of the foregoing, in the event that the Possible Transaction is not consummated neither you nor your directors, officers, employees, agents or representatives shall continue to use any of the Evaluation Materials for any purpose.

  You will be responsible for any breach of this Agreement by your directors, officers, representatives, agents and employees (including your employees who, subsequent to the first date of disclosure of Evaluation Materials hereunder, become former employees). You agree, at your sole expense, to take all reasonable measures to restrain your directors, officers, representatives, agents and employees (and former employees) from unauthorized disclosure or use of the Evaluation Materials.

  You acknowledge that you are aware, and that you will advise your directors, officers, representatives, agents and employees who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

SECURITY PURCHASES

  For a period of two years from the date of this Agreement, you and your representatives, agents or affiliates shall not, directly or indirectly, and you shall cause any person or entity controlled by you not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its affiliates,
(ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (a) request the Company (or its representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (b) take any action which might require the Company or any of its affiliates to make a public announcement with respect to any matters covered by this Agreement or (c) communicate with the Company's shareholders.


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  Notwithstanding the foregoing provisions of this paragraph, such provisions shall not prevent you from acquiring or proposing to acquire securities of the Company pursuant to an offer to acquire the entire Company, if the Company has recommended to its shareholders a proposal by a third party for the acquisition of the Company, or has executed an acquisition agreement with a third party relating to such a proposal or the Board of Directors of the Company has determined to offer the Company for sale.

NON-DISCLOSURE

  The public disclosure of your possible interest in the Possible Transaction could have a material adverse effect on the Company's business. Accordingly, unless you are advised by written opinion of counsel that disclosure is required by applicable law, you agree that without the prior written consent of E-Systems, you will not, and you will direct your directors, officers, employees, agents and representatives not to, disclose to any person either the fact that discussions or negotiations are taking or have taken place concerning the Possible Transaction between you and E-Systems or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, governmental agency or body, partnership or individual. Unless and until the restrictions in the Interim Restrictions on Disclosure paragraph set forth in this Agreement are waived or lifted by E-Systems in accordance with the terms of that paragraph, you will not disclose any information pertaining to your discussions with the Company, the Possible Transaction, the Evaluation Materials or the existence or contents of this Agreement to anyone other than Bear Stearns, your full-time employees, officers and directors who have a need to know such information solely for the purpose of evaluating the Possible Transaction between you and the Company.

COMPELLED DISCLOSURE

  In the event that you or any of your representatives receive a request or are required (by deposition interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the information contained in the Evaluation Materials, you or your representatives, as the case may be, agree to (i) immediately notify E-Systems of the existence, terms and circumstances surrounding such a request, (ii) consult with E-Systems on the advisability of taking legally available steps to resist or narrow such request, and (iii) assist E-Systems in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, (i) you or your representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by written opinion of counsel is legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such and (ii) you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your representatives not permitted by this Agreement.

RETURN OF DOCUMENTS

  Upon E-Systems' request you shall promptly deliver to E-Systems all written Evaluation Materials and any other written materials (whatever the form or storage medium) containing or reflecting any information in the Evaluation Materials (whether prepared by the Company, their advisors or otherwise) and will not retain any copies, extracts or other reproductions (whatever the form or storage medium) in whole or in part of such materials. Upon E-Systems' request, all documents, memoranda, notes and other writings or data whatsoever (whatever the form or data storage medium) prepared by you or your advisors based on the information in the Evaluation Materials shall be destroyed, and such destruction shall be certified in writing to E-Systems by an authorized officer supervising such destruction.

NO UNAUTHORIZED CONTACT

  During the course of your evaluation, all inquiries and other communications are only to be made directly to Bear Stearns or employees of the Company specified in advance by Bear Stearns or Harry L. Thurmon. Accordingly, you agree not to directly or indirectly contact or communicate with any executive or

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other employee of the Company pertaining to information related to the Possible
Transaction or any Evaluation Materials, or to seek any information in connection therewith from such person without the express consent of Bear Stearns or E-Systems.

NON-SOLICITATION

  Without E-Systems' prior written consent, you will not for a period of two years from the date hereof directly or indirectly solicit for employment any person who is now employed by the Company (or whose activities are dedicated to the Company) in an executive or management level technical position or otherwise considered a key employee. For purposes hereof, the term solicit shall not include the solicitations by general advertisement.

NO REPRESENTATION OR WARRANTY

  Although E-Systems has endeavored to include in the Evaluation Materials information known to them which they believe to be relevant for the purpose of your investigation, you acknowledge and agree that neither the Company, Bear Stearns nor any of E-Systems' other representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company, Bear Stearns nor any of E-Systems' other representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from use of the Evaluation Materials by you or any of your representatives. Only those representations or warranties that are included in an agreement between the parties for the Possible Transaction (the "Transaction Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in the Transaction Agreement, will have any legal effect.

  The parties acknowledge and agree that no contract or agreement providing for the Possible Transaction shall be deemed to exist between them unless and until the Transaction Agreement has been executed and delivered and the parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the Possible Transaction unless and until the Transaction Agreement has been executed by both parties and delivered to each party thereto. The parties also agree that unless and until the Transaction Agreement between them with respect to the Possible Transaction has been executed by both parties and delivered, neither party nor any of their officers, directors, employees, stockholders, owners, affiliates, representatives, advisors or agents has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

  For purposes of this Agreement, the term Transaction Agreement does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer by you. You further understand that nothing in this Agreement shall be deemed to give you any claim or rights with respect to any business, assets or rights of the Company; nor shall it prevent the Company from discussing or consummating any possible business ventures, transactions or combinations with any other person or persons; nor shall you have any claims whatsoever against the Company, Bear Stearns, or any of their respective officers, directors, employees, stockholders, owners, affiliates, representatives, advisors or agents arising out of or relating to the Possible Transaction (other than those as against the parties to the Transaction Agreement for such transaction with you in accordance with the terms thereof).

LEGAL REMEDY

  It is further understood and agreed that no failure or delay by E-Systems in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. You also understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your directors,

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officers, agents, representatives or employees and that E-Systems will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by you or your directors, officers, agents, representatives or employees but shall be in addition to all other remedies available at law or equity.

GOVERNING LAW

  This letter Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to its conflict of law principles or rules. All obligations under this Agreement shall terminate upon the earlier of (i) the closing of the Possible Transaction or (ii) the third anniversary of the date of this Agreement.

MISCELLANEOUS

  This Agreement constitutes the entire agreement between the parties hereto regarding the Evaluation Materials and rights and obligations hereunder with respect thereto and supersedes any prior agreements, written or oral, with respect thereto. This Agreement may be changed only by a written agreement signed by an authorized representative of the party against whom enforcement of any waiver, change, modification, or discharge is sought.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

  If you concur with the foregoing, please sign and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

                                          Very truly yours,

                                          E-SYSTEMS, INC.


                                          By:   /s/ Harry L. Thurmon
                                              ---------------------------------
                                              HARRY L. THURMON
                                              VICE PRESIDENT--NEW BUSINESS
                                              DEVELOPMENT

Accepted and Agreed to:

RAYTHEON COMPANY


By:      /s/ Peter D'Angelo
    ---------------------------------
    PETER D'ANGELO
    VICE PRESIDENT AND CHIEF FINANCIAL
    OFFICER

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